State Street Bank and Trust Company

Lafayette Corporate Center

LCC/2SW

2 Avenue de Lafayette

Boston, MA 02111

Re:  EVERGREEN VA INTERNATIONAL GROWTH FUND

To:  William E. Monaghan, II, Vice President

This is to advise you that Evergreen Variable Annuity Trust ( “the Trust”) has established a new series of shares to be known as EVERGREEN VA INTERNATIONAL GROWTH FUND.  In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated as of May 1, 1998 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

Evergreen Variable Annuity Trust

By: /s/ Catherine E. Foley

      Catherine E. Foley

Title:  Assistant Secretary

State Street Bank and Trust Company

By:  /s/ Ronald E. Logue

         Ronald E. Logue

Title:  Executive Vice President

Agreed to as of the 10th day of August, 1998.